Exhibit (a)(1)(I)

A Message from Jazz’s Chief People Officer
Heidi Manna
Executive Vice President and Chief People Officer

Dear Chimerix Team,

It’s been a few weeks since the announcement of our transaction and outreach through the short welcome video from CEO Bruce Cozadd and the Jazz Global Leadership team. I can assure you that although the airwaves have been a little bit quiet, our excitement to meet you and enthusiasm for what we can accomplish together has only grown.

At Jazz, we know that you have worked hard and built a special company with enormous potential to change the lives of patients and their families. We’re so excited to bring on a team that has experience with dordaviprone and the expertise to progress this important pipeline asset to potential FDA approval and commercialization.

Until the close of our transaction, Jazz and Chimerix will operate as independent companies and continue to focus on our responsibilities to our people, patients and customers. In the weeks ahead, we hope to get to know each and every one of you and learn more about your contributions to the Chimerix success story.

Thanks to a generous invitation from Michael Andriole and Mark Bernatz we’re going to have a near-term opportunity. In the weeks ahead, you will receive an outlook invitation to meet a small Jazz delegation in-person on April 15, 2025 in your offices at 2505 Meridian Pkwy, Suite 100, Durham, NC 27713. Although I won’t be able to attend due to a previous travel commitment, our delegation will include executive management from Jazz R&D, Human Resources and the Integration Team. During this informal meeting they will share what we can about our next steps, take time to listen to what’s on your mind, and answer all of the questions they can. Look out for more details on that meeting soon.

As we look forward to this exciting connection date and learning more about you, your Chimerix HR colleagues have told me that you might like to know a bit more about Jazz. This will be the first in a short series of messages we will send your way.

I appreciate that by now you’ve seen our company homepage and unearthed a few basics, so I thought I’d go a bit beyond headlines and share more with you about Our Jazz People & Culture.

We’re looking forward to seeing you on April 15, 2025.

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Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Jazz Pharmaceuticals Public Limited Company, an Irish public limited company plc (“Parent”) and Chimerix, Inc., a Delaware corporation (“Chimerix”), including statements regarding Parent’s proposed acquisition of Chimerix, the anticipated occurrence, manner and timing of the proposed tender offer, the closing of the proposed acquisition and the prospective benefits of the proposed acquisition, including benefits from dordaviprone’s potential to improve the standard of care for a rare oncology disease and also contribute durable revenue beginning in the near-term; dordaviprone’s potential to rapidly become a standard of care and a meaningful therapy for patients with limited treatment options; the potential for a near-term commercial launch of dordaviprone in the U.S. if approved; the potential of the ongoing Phase 3 ACTION trial to confirm clinical benefit of dordaviprone in recurrent H3 K27M-mutant diffuse glioma and extend its use in first-line patients; dordaviprone potentially being eligible for a Rare Pediatric Disease PRV; Parent’s anticipated source of funds for the proposed acquisition; and other statements that are not historical facts. Actual results could differ materially from those anticipated in these forward-looking statements. Except as required by law, each of Parent and Chimerix assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise. These statements, which represent each of Parent’s and Chimerix’s current expectations or beliefs concerning various future events that are subject to significant risks and uncertainties, may contain words such as “may,” “will,” “would,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “project,” “seek,” “should,” “strategy,” “future,” “opportunity,” “potential” or other similar words and expressions indicating future results. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to how many of Chimerix’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the possibility that the transaction does not close; risks related to the parties’ ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period and that Parent and Chimerix will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the risk that competing offers or acquisition proposals will be made; the effects of the transaction on relationships with employees, customers, suppliers, other business partners or governmental entities; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Parent’s ordinary shares or Chimerix’s common stock and/or Parent’s or Chimerix’s operating results; significant transaction costs; unknown or inestimable liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; Parent’s ability to fund the acquisition with existing cash and investments; effectively launching and commercializing products and product candidates such as dordaviprone, if approved; the successful completion of development and regulatory activities with respect to dordaviprone; obtaining and maintaining adequate coverage and reimbursement for Parent’s or Chimerix’s products; the time-consuming and uncertain regulatory approval process, including the risk that Chimerix’s NDA for dordaviprone seeking accelerated approval for treatment of H3 K27M-mutant diffuse glioma in adult and pediatric patients with progressive disease following prior therapy may not be approved by FDA in a timely manner or at all, and that Chimerix and/or Parent may not receive a Rare Pediatric Disease PRV upon potential approval of dordaviprone; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients, including with respect to current and planned future clinical trials of dordaviprone; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to Parent’s or Chimerix’s business operations and financial results; the sufficiency of Parent’s or Chimerix’s cash flows and capital resources; Parent’s or Chimerix’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; and other risks and uncertainties affecting Parent and Chimerix, including those described from time to time under the caption “Risk Factors” and elsewhere in their respective filings and reports with the SEC, including Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Chimerix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as well as the Tender Offer Statement on Schedule TO and related tender offer documents filed by Parent and Pinetree Acquisition Sub, Inc., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Purchaser”) on March 21, 2025, and the Solicitation/
Recommendation Statement on Schedule 14D-9 filed by Chimerix on March 21, 2025. Any forward-looking statements are made based on the current beliefs and judgments of Parent’s and Chimerix’s management, and the reader is cautioned not to rely on any forward-looking statements made by Parent or Chimerix. Except as required by law, Parent and Chimerix do not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Chimerix. Parent and Purchaser have filed a tender offer statement on Schedule TO with the SEC, containing an Offer to Purchase all of the outstanding shares of common stock of Chimerix, and Chimerix has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CHIMERIX’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ CAREFULLY THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS), AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY EACH CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CHIMERIX SECURITIES AND OTHER INVESTORS SHOULD CONSIDER BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, have been sent to all stockholders of Chimerix at no expense to them and are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting either Parent or Chimerix. Copies of the documents filed with the SEC by Chimerix are available free of charge on Chimerix’s website at https://www.chimerix.com or by contacting Chimerix at IR@chimerix.com. Copies of the documents filed with the SEC by Parent are available free of charge on Parent’s website at https://investor.jazzpharma.com or by contacting Parent’s Investor Relations Department at investorinfo@jazzpharma.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, Parent and Chimerix each file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public over the internet at the SEC’s website at http://www.sec.gov.